EXHIBIT 20

                              **PRESS RELEASE**

             SURETY CAPITAL CORPORATION ANNOUNCES EARNINGS PENDING

For Release: Immediately                       Contact: Charles M. Ireland
Date: November 8, 1999                               Chairman of the Board
AMEX Symbol: SRY                                          1 (800) SRY-5995


Charles Ireland, Chairman of the Board of Surety Capital Corporation ("Surety Capital"), a bank holding company located in Hurst, Texas, stated "Surety Capital's operating results for the quarter ending September 30, 1999 have not been finalized pending the results of a review in the insurance premium finance division of its wholly-owned subsidiary, Surety Bank, N.A. ("Surety Bank"). In connection with that review, loan loss provisions may be increased or other potential adjustments may be required that may affect the third quarter of 1999 and prior periods and may require restatement of prior period financial statements of Surety Capital." The results of the review will be reported to the Office of the Comptroller of the Currency pursuant to a formal agreement between Surety Bank and the Office of the Comptroller of the Currency.

Ireland also noted that Surety Capital and the Hurst banking center will be moving into a new facility at 1501 Summit Avenue, Fort Worth, Texas in early December, 1999. In connection with the move, Ireland reported that Jerry L. Colwell, a commercial loan officer in the Fort Worth market for seventeen years, has joined Surety Bank as a Senior Vice President and Commercial Loan Officer. "I am very excited about the expertise Jerry Colwell brings to our team and the opportunities in the dynamic Fort Worth area financial market." said Mr. Ireland.

Surety Capital had approximately $110,000,000 in assets and seven community banking facilities located in north central and south central Texas at September 30, 1999. Surety Capital offers full service community banking, with a wide variety of lending products including retail, commercial and SBA lending. Surety Capital is a publicly traded company listed on the American Stock Exchange (AMEX) under the symbol "SRY."

This press release contains forward-looking statements. All forward-looking statements involve uncertainty and are subject to change based on numerous factors, including competitive conditions in the financial services industry, unforeseen developments in portfolio performance, changes in loss reserves, market conditions, changes in levels of business activity and economic conditions, as well as those risks and uncertainties detailed in Surety Capital's filings and reports with the Securities and Exchange Commission. Forward-looking statements are only predictions as to future events or results and actual events or results may differ materially.